Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders

Antares Pharma, Inc.:

We consent to the use of our reports incorporated herein by reference in the registration statement.

The audit report on the consolidated financial statements of Antares Pharma, Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company’s negative working capital, recurring losses, and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule included in the registration statement does not include any adjustments that might result from the outcome of this uncertainty.

Our report on the 2002 consolidated financial statements refers to the Company’s adoption of the cumulative deferral method of revenue recognition for licensing arrangements effective January 1, 2000 and the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota

December 15, 2003